Exhibit 10.2

INTEL CORPORATION

2007 EXECUTIVE OFFICER INCENTIVE PLAN

EFFECTIVE AS OF JANUARY 1, 2007

1. PURPOSE

The purpose of this 2007 Executive Officer Incentive Plan (the “Incentive Plan”) is to motivate and reward eligible employees by making a portion of their cash compensation (the “Incentive Plan Payments”) dependent on Intel Corporation (the “Company”) performance, and individual performance, as defined herein and determined by the Compensation Committee of the Board of Directors (the “Committee”).

2. COVERED INDIVIDUALS

The individuals to whom Incentive Plan Payments may be made hereunder shall be the executive officers of the Company, and such other officers of the Company as the Committee shall determine in its sole discretion (the “Covered Individuals”).

3. THE COMMITTEE

(a)          The Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.

(b)           Subject to the express provisions and limitations of this Incentive Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Incentive Plan, including, without limitation, the following:

(i)	To prescribe, amend and rescind rules and regulations relating to the Incentive Plan and to define terms not otherwise defined herein;

(ii)	To designate Covered Individuals and to determine the Incentive Plan Payments, if any, to be made to such Covered Individuals;

(iii)	To prescribe and amend the terms of any agreements or other documents under the Incentive Plan;

(iv)	To determine whether, and the extent to which, adjustments are required pursuant to Section 4;

(v)

To interpret and construe the Incentive Plan, any rules and regulations under the Incentive Plan, and the terms and conditions of any Incentive Plan Payment provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(vi)	To make all other determinations deemed necessary or advisable for the administration of the Incentive Plan.

(c)           All decisions, determinations and interpretations by the Committee regarding the Incentive Plan and Incentive Plan Payments shall be final and binding on all Covered Individuals. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without

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limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

4. AMOUNT OF INCENTIVE

(a)           A Covered Individual’s Incentive Plan Payment shall be the product of (i) the Executive Officer Incentive Plan Multiplier, as described in paragraph (b) below, multiplied by (ii) the Covered Individual’s Incentive Baseline, as described in paragraph (f) below, multiplied by (iii) the Covered Individual’s Performance Adjustment, as described in paragraph (g) below, and subject to a Discretionary Reduction and Maximum Incentive Plan Payment as described in paragraph (h) below.

(b)           Executive Officer Incentive Plan Multiplier. The Executive Officer Incentive Plan Multiplier shall be determined by adding the sum of (i), (ii) and (iii), where:

(i) is the Company’s net income for the performance period divided by the average of the Company’s net income from the previous three fiscal years;

(ii) is the Company’s net income growth for the performance period (plus 1), divided by the average of the net income growth of the Market (plus 1) (the “Market” is the S&P 100 and a group of technology peer companies, as determined by the Committee in its sole discretion with respect to each performance period); and

(iii) is the percentage of performance against operational goals, not to exceed 125%, (as determined by the Committee in its sole discretion with respect to each performance period).

(c)           The Company’s net income and the Market’s net income may be adjusted based upon qualifying criteria selected by the Committee in its sole discretion. Such criteria may include, but are not limited to asset write-downs; acquisition-related charges; litigation, claim judgments, settlements or tax settlements; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable year.

(d)           In the event one of the S&P 100 or technology peer companies has an event which significantly alters the value of Section 4(b)(ii) (e.g., large acquisition or divestiture, extra-ordinary event which has significant positive or negative impact on earnings), the Committee may exclude that company from the formula for one or more years.

(e)           The operational goals shall include any one or more of the following performance criteria, measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) product release schedules, (ii) new product innovation, (iii) product cost reduction through advanced technology, (iv) brand recognition/acceptance, (v) product ship targets, (vi) customer satisfaction, (vii) initiatives/projects related to improvements in infrastructure/ support systems, including Human Resources, Information Technology and Finance, (viii) performance against cost and productivity goals, (ix) effectiveness of investment strategies towards stated goals, (x) inventory/supply chain management initiatives, (xi) cash flow, (xii) earnings per share, (xiii) earnings before interest, taxes and amortization, (xiv) return on equity, (xv) total stockholder return, (xvi) share price performance, (xvii) return on capital, (xviii) return on assets or net assets, (xix) revenue, (xx) income or net income, (xxi) operating income or net operating income, (xxii) operating profit or net operating profit, (xxiii) operating margin or profit margin, (xxiv) return on operating revenue, (xxv) return on invested capital, (xxvi) market segment share, or (xxvii) such other criteria as the Committee may determine are appropriate to measure the performance of a Covered Individual in carrying out his or her assigned duties and responsibilities, as defined within the first 90 days of the performance period. If an unusual or extra-ordinary event makes one or more of the operational goals obsolete, the Committee has the discretion to adjust or eliminate the goal(s) as appropriate.

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(f)            Incentive Baseline. The incentive baseline amount for each covered individual shall be determined by the Committee in its sole discretion with respect to each performance period. A performance period shall be a single fiscal year of the Company unless otherwise determined by the Committee.

(g)           Individual Performance Adjustment: The individual performance adjustment percentage can be between 90% and 110%. The Committee reserves the right to apply subjective, discretionary criteria to determine the individual performance adjustment percentage.

(h)          Discretionary Reduction and Maximum Incentive Plan Payment. Upon determining the result of multiplying the Covered Individual’s Incentive Baseline, Executive Officer Incentive Plan Multiplier and Individual Performance Adjustment, the Committee may reduce, but not to increase, the result by applying discretionary criteria. The Incentive Plan Payment payable hereunder shall be paid in lieu of any incentive payable under the Company’s broad-based variable cash incentive program. No Covered Individual shall receive an Incentive Plan Payment for a performance period in excess of $10,000,000.

5. PAYMENT OF INCENTIVE

(a)           Incentive Plan Payments shall be made in cash, and no Incentive Plan Payment shall be paid to a Covered Individual unless he or she is an employee of the Company as of the last day of the performance period. The Committee may establish rules in its sole discretion regarding the Incentive Plan Payment which shall be made in the case of the retirement, death or disability of a Covered Individual prior to the end of a performance period, and the persons to whom such payments shall be made.

(b)           If the Company’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess incentive cash compensation paid under the Incentive Plan to Covered Individuals for the relevant performance periods. For purposes of this Incentive Plan, excess incentive cash compensation means the positive difference, if any, between (i) the Incentive Plan Payment paid to the Covered Individual and (ii) the Incentive Plan Payment that would have been made to the Covered Individual, not including the effect of any adjustments under Sections 4 (g) and (h), had the multiplier been calculated based on the Company’s financial statements as restated. The Company will not be required to award Covered Individuals an additional Incentive Plan Payment should the restated financial statements result in a higher Incentive Plan Payment.

6. AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate this Incentive Plan at any time by action of the Board of Directors or the Committee with respect to future services of Covered Individuals.

7. TAX WITHHOLDING

The Company shall have the right to make all payments or distributions pursuant to the Incentive Plan to any person, net of any applicable federal, state and local payroll or withholding taxes, or the applicable taxes of any foreign jurisdiction (collectively, “Taxes”), required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such covered individual such Taxes as may be required by law, or if permitted by law, to otherwise require the covered individual to pay such Taxes. If such person shall fail to make such Tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such Taxes from any payment of any kind otherwise due to such covered individual or to take such other action as may be necessary to satisfy such Tax obligations.

8. SEVERABILITY

If any provision of this Incentive Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Incentive Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit provided for under the Incentive Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Incentive Plan, and if the making of any payment in full or the provision of any other benefit provided for under the Incentive Plan in full would be unlawful or otherwise invalid or unenforceable, then such

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unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Incentive Plan.

9. NON-ASSIGNABILITY

Unless the Committee expressly provides otherwise in writing, no Covered Individual nor any other person may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any Incentive Plan Payment.

10. NON-EXCLUSIVITY OF THE INCENTIVE PLAN

The adoption of the Incentive Plan by the Board of Directors and submission of the Incentive Plan to stockholders for approval do not create any limitation on the power of the Committee or the Board of Directors to adopt other cash or equity-based compensation programs. Neither the adoption of the Incentive Plan by the Board of Directors nor the submission of the Incentive Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

11. EMPLOYMENT AT WILL

Neither the Incentive Plan, the selection of a person as a Covered Individual, the payment of any Incentive Plan Payment to any Covered Individual, nor any action by the Company or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Covered Individual whenever in the sole discretion of the Company its interest may so require.

12. NO VESTED INTEREST OR RIGHT

At no time before the actual payment of an Incentive Plan Payment to any Covered Individual or other person shall any Covered Individual or other person accrue any vested interest or right whatsoever under the Incentive Plan, and the Company has no obligation to treat Covered Individuals identically under the Incentive Plan.

13. GOVERNING LAW

The Incentive Plan and any agreements and documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute concerning the Incentive Plan shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.

14. EFFECTIVE DATE

This Incentive Plan shall be effective as of January 1, 2007 subject to approval by vote of stockholders at the Company’s 2007 annual meeting.

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